Exhibit 99.1

DELCATH TO RAISE APPROXIMATELY $7.5 MILLION

New York, NY -October 23, 2013—Delcath Systems, Inc. (NASDAQ: DCTH) today announced that it is raising approximately $7.5 million in gross proceeds in an offering of 20,960,000 shares of its common stock and warrants to purchase up to 9,432,000 shares of common stock at a combined price to the public of $0.36 per share and related warrant. The warrants are exercisable beginning on the date six months after the date of issuance at an exercise price of $0.44 per share and will expire, unless exercised, on the fifth anniversary of the date of issuance.

The net proceeds from the sale of the shares and the related warrants, after deducting the placement agent fees and other estimated offering expenses payable by Delcath, will be approximately $6.8 million, which does not include any potential proceeds from the cash exercise of any warrants. Delcath intends to use the net proceeds from this offering (including any resulting from the exercise of the warrants, if any) for general corporate purposes, including, but not limited to, funding of its clinical trials, commercialization of its products, obtaining regulatory approvals, research, capital expenditures and working capital.

Roth Capital Partners, LLC, served as sole placement agent. The offering is expected to close on October 28, 2013, subject to customary closing conditions.

The shares described above are being offered by Delcath pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website at www.sec.gov.

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Our proprietary drug/device combination product, the Delcath Hepatic Delivery System, is designed to administer high dose chemotherapy and other therapeutic agents to the liver, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. Outside of the United States, our proprietary product to deliver and filter melphalan hydrochloride is marketed under the trade name Delcath Hepatic CHEMOSAT® Delivery System for melphalan hydrochloride. The Company obtained authorization to affix a CE Mark for the Generation Two CHEMOSAT Delivery System for Melphalan in April 2012. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT Delivery System for Melphalan in Europe. In addition, the Company has initiated plans to investigate Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System for primary liver cancer.

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: efficiencies and reduction in cash utilization achieved through September 2013 staff reductions, the leadership transition plan and its impact on the Company, the Company’s ability to satisfy the requirements of the FDA’s Complete Response Letter and provide the same in a timely manner, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets, the timing and results of future clinical trials including without limitation the HCC trials, approval of the current or future chemosaturation system for delivery and filtration of melphalan, doxorubicin or other chemotherapeutic agents for various indications in the US and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, our ability to successfully enter into strategic partnership and distribution arrangements in foreign markets including Australia and key Asian markets and timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects,, and uncertainties regarding our ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:
Investor Contact:	Media Contact:
Michael Polyviou/Patty Eisenhaur	John Carter
EVC Group	EVC Group
212-850-6020/951-316-0577	212-860-6021

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